Filed Pursuant to Rule 424(b)(7)
File No. 333-176606

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	30,000,000	$9.715(1)	$291,450,000(1)	$37,538.76

(1)

Estimated pursuant to Rule 457(c), the offering price and registration fee are based on the average of the high and low prices for our common stock on February 6, 2014, as reported on the New York Stock Exchange.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 31, 2011)

30,000,000 Shares

Graphic Packaging Holding Company

Common Stock

This is an offering of 30,000,000 shares of common stock, par value $0.01 per share, of Graphic Packaging Holding Company by the selling stockholders named in this prospectus supplement. See “Selling Stockholders.” We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “GPK.” On February 11, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $10.22 per share.

See the “Risk Factors” beginning on page S-10 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price of $9.85 per share, which will result in $295,500,000 of proceeds to the selling stockholders. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock on or about February 18, 2014.

Sole Book Running Manager

Citigroup

February 12, 2014

Prospectus Supplement

In this prospectus supplement, “we,” “our,” “us,” “Graphic Packaging” and the “Company” mean Graphic Packaging Holding Company, including, unless the context otherwise requires or as otherwise expressly stated, our subsidiary Graphic Packaging International, Inc., and our other subsidiaries. References to the “selling stockholders” refer to the selling stockholders named in the table under the heading “Selling Stockholders” in this prospectus supplement. References to the “Coors Family Stockholders” refer to certain Coors family trusts and the Adolph Coors Foundation, which hold shares of our common stock. References to the “CD&R Fund” refer to Clayton, Dubilier & Rice Fund V Limited Partnership and references to “Old Town” refer to Old Town S.A., both of which are selling stockholders. References to the “TPG Entities” refer to certain affiliates of TPG Global, LLC, which hold shares of our common stock and are selling stockholders. In addition, “Altivity” means Altivity Packaging, LLC and its subsidiaries on a consolidated basis.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we, the selling stockholders nor the underwriter have authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriter is offering to sell, and is seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus supplement or in documents incorporated by reference herein which are not historical facts are “forward-looking statements.” These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations.

The discussions in our “Risk Factors” section of this prospectus supplement and the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we refer to as our 2013 10-K, highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, our ability to implement our business strategies, including productivity initiatives and cost reduction plans, our debt level, currency movements and other risks of conducting business internationally, our ability to successfully identify and integrate acquired businesses and achieve anticipated synergies from such acquisitions, and the impact of regulatory and litigation matters, including those that could impact our ability to utilize our net operating losses to offset taxable income and those that impact our ability to protect and use our intellectual property, and other factors described in our filings with the SEC.

S-ii

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “preliminary,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

INDUSTRY AND MARKET DATA

This prospectus supplement includes industry data and statistics that we obtained from periodic industry publications, including Resource Information System Inc., Paper Shipping Sack Manufacturers’ Association, Inc. and Paperboard Packaging Council, as well as our internal estimates. We believe data regarding the paperboard packaging industry and our market position and market share within the industry are inherently imprecise, but generally indicate size and position and market share within the industry. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe that the information provided by these third parties is generally accurate, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding any industry data presented herein, our estimates, in particular as they relate to our general expectations concerning the paperboard packaging and flexible packaging industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and our 2013 10-K.

S-iii

SUMMARY

This summary highlights information about this prospectus supplement and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the financial statements and related notes thereto and other information included in or incorporated by reference in this prospectus supplement.

Overview

We are committed to providing consumer packaging that makes a world of difference. We are a leading provider of packaging solutions to food, beverage and other consumer products companies. We are the largest U.S. producer of folding cartons and hold leading market positions in coated unbleached kraft paperboard, coated-recycled paperboard and multi-wall bags.

Our customers include many of the world’s most widely recognized companies and brands with prominent market positions in the beverage, food and other consumer products industries. We strive to provide our customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low-cost paperboard mills and converting plants, proprietary carton and packaging designs, and our commitment to quality and service

We report our results in two business segments: paperboard packaging and flexible packaging, each of which we describe briefly below. Net sales for our paperboard packaging segment were $3,844.3 million, or 85.8% of total net sales, for the year ended December 31, 2013. Net sales for our flexible packaging segment were $633.8 million, or 14.2% of total net sales, for the year ended December 31, 2013.

Paperboard Packaging

Our paperboard packaging products deliver marketing and performance benefits at a competitive cost. We supply paperboard cartons and carriers designed to protect and contain products while providing:

•	convenience through ease of carrying, storage, delivery, dispensing of product and food preparation for consumers;

•	a smooth surface printed with high-resolution, multi-color, graphic images that help improve brand awareness and visibility of products on store shelves; and

•	durability, stiffness, wet and dry tear strength; leak, abrasion and heat resistance; barrier protection from moisture, oxygen, oils and greases; and enhanced microwave heating performance.

We provide a wide range of paperboard packaging solutions for the following end-use markets:

•	beverage, including beer, soft drinks, energy drinks, water and juices;

•	food, including cereal, desserts, frozen, refrigerated and microwavable foods, and pet foods;

•	prepared foods, including snacks, quick-serve foods for restaurants and food service products; and

•	household products, including dishwasher and laundry detergents, health care and beauty aids, and tissues and papers.

We make most of our packaging products from coated unbleached kraft (“CUK”) and coated recycled boxboard (“CRB”) that we produce at our mills. The remaining portion of our packaging products are produced from paperboard, primarily solid bleached sulfate (“SBS”), purchased from external sources. The paperboard is processed in our facilities that print, cut and glue (“convert”) the paperboard into folding cartons. We operate an integrated, global network of 36 converting facilities supported by six mills (four CRB mills and two CUK mills). Approximately 82% of our mill production is internally converted into folding cartons that we sell to our customers. We believe that our high level of vertical integration gives us significant cost advantages over our nonintegrated competitors. As a result we have one of the lowest cost operations in North America and believe we can continue to lower our costs through our continuous improvement initiatives.

We believe that we are the largest U.S. producer of folding cartons; we are the largest of three worldwide producers of CUK and we are the largest domestic producer of CRB. Furthermore, in December 2012, we completed the acquisitions of two European packaging companies, Contego Packaging Holding, Limited and A&R Carton Holding B.V., which created one of Europe’s largest folding carton businesses when combined with our existing European packaging business. Our scale is the result of our acquisitive history. The folding carton and paperboard sectors have undergone substantial consolidation in the past decade, which has resulted in tighter supplies and higher operating rates. This has enabled us to more effectively manage the spread between the selling price of our products and raw material costs.

For many of our beverage customers, in addition to producing folding cartons, we also design and manufacture specialized, proprietary packaging machines that package bottles and cans. We also provide this, to a lesser extent, for non-beverage consumer products. We install our packaging machines at customer plants and provide support, service and advanced performance monitoring of the machines. We believe that the use of such machines creates “pull-through” demand for our cartons, which in turn creates demand for our paperboard products. We continually seek to increase our customers’ use of our integrated packaging solutions in order to improve revenue opportunities, enhance customer relationships, provide customers with greater packaging line and supply chain efficiencies and overall cash benefits, and expand opportunities for us to provide value-added support and service. We enter into annual or multi-year carton supply contracts with customers, which generally require the customer to purchase a fixed portion of its carton requirements from us.

Our cartons use diverse structural designs and combinations of paperboard, films, foils, metallization, holographics, embossing and other characteristics that are tailored to the needs of individual customers. Our research and development staff works directly with our sales and marketing personnel to understand long-term consumer and retailer trends and create new packaging solutions. These innovative packaging solutions across our growth platforms provide our businesses and customers with differentiated packaging solutions which help us secure new business.

On February 3, 2014, we completed the sale of our labels business as we continue to divest our non core businesses. The labels business was part of the Paperboard Packaging segment and accounted for less than 2% of segment sales.

Flexible Packaging

The Company is a leading supplier of flexible packaging in North America. Products include natural kraft papers, multi-wall bags, woven poly propylene bags, and coated papers. Multi-wall bags include pasted valve, pinched bottom, sewn open mouth, consumer SOS, and numerous other bag styles. Coated paper products include institutional french fry packaging, barrier pouch rollstock and freezer paper. Key end-markets include food and agriculture, building and industrial materials, chemicals, minerals, and pet foods.

Our facilities are strategically located throughout the U.S., allowing us to provide a high level of service to customers, minimize freight and logistics costs, improve order turnaround times and improve supply chain reliability.

We are focused on growing strategic parts of our flexible packaging business while continuing to aggressively consolidate volumes into our most productive facilities, reduce our overall cost structure and manage our capital expenditures. In December 2011, we combined our multi-wall bag and specialty plastics packaging businesses with the kraft paper and multi-wall bag businesses of Delta Natural Kraft, LLC and Mid-America Packaging, LLC, creating what we believe to be the only fully integrated company in the flexible packaging space in the U.S. In September 2013, we sold three flexible packaging facilities that produced plastic packaging and shut down operations at our Brampton, Ontario facility.

Competitive Strengths

We believe our principal strengths include the following:

•

Strong Market Positions in Attractive Product Categories.    We are the leading provider of paperboard packaging solutions, with significant scale, a broad range of product offerings and innovative, value added technological capabilities. We are the largest supplier of folding cartons with approximately 32% market share in the United States, and we are the largest producer of CUK and CRB with estimated 55% and 35% market shares, respectively, in North America. Our business is concentrated around the fastest growing markets in the folding carton industry such as microwaveable foods and strength products where we are focused on increasing market share. We are also the largest U.S. producer of multi-wall bags.

•

Diverse Global Customers in Stable, Growing Markets.    We sell our paperboard products to leading global companies in the beverage, food and other consumer products industries. We have long-term relationships with major companies, including General Mills, Inc., MillerCoors LLC, Kellogg Company, PepsiCo, Inc., Kraft Foods, Inc., Anheuser-Busch, Inc., Nestlé USA, Inc., The Coca-Cola Company, HAVI Global Solutions LLC, and Kimberly-Clark Corporation. Our flexible packaging business has developed long-standing relationships with customers ranging from small, regionally focused companies to large blue-chip and industrial companies. The food and beverage sectors tend to be more stable than other sectors and as a result we have more consistent revenues and generate steady cash flows. We also have a growing presence in emerging markets, such as Mexico, China and Brazil, where we are able to follow our customers as they expand into new geographies. During 2013, no one customer represented more than 10% of our net sales.

•

Established Innovator of Packaging Products.    We have been a leader in paperboard packaging innovations including the Fridge Vendor® and Tite-Pak® for beverage products. We hold over 1,800 U.S. and foreign patents, with more than 700 U.S. and foreign patent applications currently pending. We believe there are attractive growth opportunities in our markets from developing innovative products for our customers that support their growth and cost reduction goals. Some of our recent packaging solutions include our new Tite-Pak solution for beer multipacks, which offers an alternative to partitions and corrugated boxes for the protection of glass bottles and reduces breakage and noise throughout the distribution and handling process as compared to traditional partitions and corrugated boxes. In addition, we recently deployed commercially a solid CUK fiber folding carton in the juice pouch sector as a substitute to traditional litho laminated corrugated structures and launched new products for the growing dairy market in China.

•

Leader in Sustainability.    Our customers’ desire to use more sustainable packaging presents a very attractive opportunity for us. We continue to see substitution of our solid fiber cartons and paper products for corrugated boxes and plastic products. We are well-positioned to capitalize on this trend as our CRB substrates are made from recycled materials. We also have been working with our customers to develop new products that remove excess packaging materials from their supply chains, and thus provide savings for them. We have also improved the efficiency of our operations by reducing our carbon footprint and the amount of water we use to produce our products, all while increasing our paperboard production. We continue to focus on initiatives to reduce our environmental footprint at our various facilities.

•

Strong Operational Performance.    We operate one of the lowest cost networks of mills and converting plants in North America. We have programs in place that are designed to further reduce costs, improve productivity and increase profitability, including Six Sigma, Lean Sigma and Reliability Centered Maintenance principles. During 2013, we achieved approximately $66 million in cost savings as compared to 2012 as a result of our continuous improvement programs and manufacturing initiatives. We also continue to optimize our manufacturing footprint and to consolidate our production facilities, having closed four production facilities over the last two years.

•	Attractive Free Cash Flow Generation and Debt Paydown. We are focused on optimizing our operations to maximize free cash flow. Our business model allows us to generate significant operating cash flow due to our strong operating margins and disciplined capital expenditures and working capital requirements. In addition, as of December 31, 2013, we had approximately $892 million of net operating losses potentially available to offset future income taxes. In the three most recently completed fiscal years, we generated approximately $1.3 billion of net cash from operating activities and reduced our net debt by approximately $239 million, after borrowing $500 million for share repurchases. We have decreased our net debt to Adjusted EBITDA ratio from 4.3x at the end of 2010 to 3.3x at the end of 2013. See “—Summary Financial and Other Information” for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

•

Experienced Management Team with Track Record of Successful Acquisition Integration.    Our senior management team has over 160 years of combined experience in the paper and packaging industry. Our President and Chief Executive Officer, David Scheible, has held various executive positions at Graphic Packaging and our predecessors for more than ten years. Additionally, our senior management team has a long-standing record of successfully managing business combinations, including the integration of Riverwood International Corporation and Graphic Packaging Corporation in 2003, Graphic Packaging and Altivity in 2008, and the acquisitions of Sierra Pacific Packaging, Inc., Delta Natural Kraft, LLC and Mid-America Packaging, LLC in 2011, and Contego Packaging Holding, Limited and A&R Carton Holding B.V. in 2012. As a result, we achieved more than $100 million in synergies related to these transactions. Our senior management team is continually seeking to improve profitability, growth and cash flow generation.

Our Strategy

As a leading provider of paperboard and flexible packaging, we believe that the global packaging market presents significant growth opportunities. We believe that we can continue to enhance our success by implementing the following business strategies:

•

Expand Market Share in Current Markets and Identify and Penetrate New Markets.    We are focused on identifying new target markets such as energy drinks, one of the fastest-growing categories in the beverage industry and new distribution channels such as warehouse clubs, one of the fastest-growing markets in the retail industry. We will also continue to grow in international markets through our acquisitions and as our customers expand abroad.

•

Continue to Develop and Market Innovative Products and Applications.    We will continue to focus on new packaging solutions that differentiate our products and provide opportunities for additional revenue growth and attractive margins. Our development efforts include, but are not limited to, packaging that extends the shelf life of customers’ products, optimizing production costs, reducing raw materials used in products, enhancing the heat-managing characteristics of food packaging and refining packaging appearance through new printing techniques and materials.

•

Continue to Reduce Costs by Focusing on Operational Improvements.    We remain diligent with our day-to-day cost saving initiatives by instilling a culture of continuous improvement throughout our organization. We believe we can continue to improve our operations through our Six Sigma, Lean Sigma and Reliability Centered Maintenance initiatives. Going forward, we are focused on driving further cost reductions through disciplined, high payback investments.

•

Diligently Manage Our Pricing/Cost Spread.    We will continue our efforts to mitigate our exposure to volatility in key input costs including energy, secondary fiber, chemicals and resins. We are also focused on negotiating faster raw material pass through terms in our customer contracts and will continue to seek price increases to manage our price/cost spread.

•

Enhance Growth with Strategic Acquisitions.    In addition to our primary organic growth strategy, we plan to continue to consider disciplined investments, including joint ventures and strategic acquisitions to supplement our growth objectives. We intend to focus on accretive investments that leverage our core strengths and enhance our current products, end markets, geography and customer mix.

Corporate History and Information

We began producing paperboard packaging in 1923 as Brown Paper Mill Company and were the first company in the U.S. to produce sheet kraft paper and linerboard. Since that time, we have pioneered a number of paperboard and packaging innovations, first as Brown Paper Mill Company, then as Olin Mathieson Chemical, Manville Forest Products and finally Riverwood International Corporation. In 2003, Riverwood International Corporation merged with Graphic Packaging Corporation to form Graphic Packaging International, Inc., which was the successor to the packaging and label business formed by the Coors Brewing Company in the 1970s.

On March 10, 2008, the businesses of Graphic Packaging and Altivity merged under the name Graphic Packaging Holding Company. Altivity was the largest privately-held producer of folding cartons and a market leader in all of its major businesses, including coated recycled boxboard, multi-wall bag and specialty packaging. The combination of Graphic Packaging and Altivity brought together two of the most innovative, value-added paperboard packaging companies in the global packaging market with expanded product offerings, market reach and technology capabilities. Since 2008, we have continued to expand our capabilities and geographic footprint through several smaller acquisitions and joint ventures.

Our executive offices are located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, and our telephone number at that location is (770) 240-7200. Our website address is www.graphicpkg.com. The information on our website is not a part of this prospectus supplement and not incorporated herein by reference.

The Offering

Common Stock Offered by the Selling Stockholders	30,000,000 shares offered.

Common Stock Outstanding after this Offering	324,746,642 shares (based on the number of shares outstanding on February 10, 2014).

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Issuer	Graphic Packaging Holding Company

Dividend Policy	We paid no cash dividends on our common stock in 2012, 2013 or 2014 (through the date of this prospectus supplement). The agreements governing our indebtedness limit our ability to pay dividends.

Risk Factors	An investment in our common stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein and, in particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement, before deciding whether to purchase our common stock in this offering.

NYSE Symbol	Our common stock is listed on the NYSE under the symbol “GPK.”

Summary Financial and Other Information

The following summary historical condensed consolidated financial data of Graphic Packaging Holding Company as of December 31, 2011, 2012 and 2013 and for each of the fiscal years in the three year period ended December 31, 2013 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. This information is only a summary and should be read in conjunction with our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our 2013 10-K.

	Fiscal Year Ended December 31,
	2011	2012	2013
	(In millions)
Consolidated Statement of Operations:
Net sales	$4,206.3	$4,337.1	$4,478.1
Cost of sales	3,568.8	3,617.5	3,752.5
Selling, general and administrative	342.4	378.1	384.3
Other income, net	(2.7)	(7.3)	(13.4)
Restructuring, goodwill impairment, and other special charges, net	107.5	26.4	13.1

Income from operations	190.3	322.4	341.6
Interest expense, net	(144.9)	(111.1)	(101.9)
Loss on modification or extinguishment of debt(1)	(2.1)	(11.0)	(27.1)

Income before income taxes and equity income of unconsolidated entities	43.3	200.3	212.6
Income tax benefit (expense)	229.8	(82.5)	(67.4)

Income before equity income of consolidated entities	273.1	117.8	145.2
Equity income of unconsolidated entities	2.1	2.3	1.5

Net income	275.2	120.1	146.7
Net loss (income) attributable to noncontrolling interests	1.7	2.5	(0.1)

Net income attributable to Graphic Packaging Holding Company	$276.9	$122.6	$146.6

Selected Business Segment Data:
Net sales:
Paperboard Packaging	$3,580.3	$3,617.0	$3,844.3
Flexible Packaging	626.0	720.1	633.8

Total net sales	$4,206.3	$4,337.1	$4,478.1

Income (loss) from operations:
Paperboard Packaging	$361.3	$417.3	$402.2
Flexible Packaging	(98.8)	(24.3)	(1.3)
Corporate	(72.2)	(70.6)	(59.3)

Total income from operations	$190.3	$322.4	$341.6

Balance Sheet Data (at period end):
Cash and cash equivalents	$271.8	$51.5	$52.2
Property, plant and equipment, net	1,631.7	1,732.2	1,678.9
Total assets	4,649.7	4,631.6	4,559.3
Total debt	2,365.8	2,333.3	2,253.6
Total Graphic Packaging Holding Company shareholders’ equity	1,167.9	974.0	1,062.3

	Fiscal Year Ended December 31,
	2011	2012	2013
	(In millions)
Other Financial Data:
Net cash provided by operating activities	$387.8	$468.6	$458.0
Net cash used in investment activities	(211.8)	(294.0)	(144.4)
Net cash used in financing activities	(42.2)	(396.1)	(311.1)
Capital spending	(160.1)	(203.3)	(209.2)
Depreciation and amortization	278.4	266.8	277.4
EBITDA(2)	480.5	609.0	628.7
Adjusted EBITDA(2)	591.3	647.4	670.2
Net debt(3)	2,094.0	2,281.8	2,201.4
Selected Financial Ratios:
Ratio of Adjusted EBITDA to interest expense, net			6.58	x
Ratio of total debt to Adjusted EBITDA(2)			3.36	x
Ratio of net debt to Adjusted EBITDA(2)(3)			3.28	x

(1)	Loss on modification or extinguishment of debt includes: (a) in 2011, amounts related to the Company’s retirement of the remaining portion of its 9.50% Senior Subordinated Notes due 2013; (b) in 2012, amounts related to our credit agreement; and (c) in 2013, amounts related to the Company’s retirement of its 9.50% Senior Notes due 2017 and amounts related to our credit agreement.

(2)	The terms EBITDA and Adjusted EBITDA are not defined under GAAP and EBITDA and Adjusted EBITDA are not measures of and should not be considered substitutes for or superior to net income, operating income or any other performance measure derived in accordance with GAAP. The table below sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA. EBITDA is defined as net income attributable to Graphic Packaging Holding Company before net loss attributable to noncontrolling interests; income tax (benefit) expense; equity income of unconsolidated entities; interest expense, net; and depreciation and amortization (including noncash pension amortization). Adjusted EBITDA is defined as EBITDA further adjusted to exclude charges associated with restructuring and other special charges, loss on modification or extinguishment of debt, goodwill and asset impairment charges (including charges associated with the closing of facilities), and other nonrecurring charges or credits. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA and the ratios derived therefrom because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies.

	Fiscal Year Ended December 31,
	2011	2012	2013
	(In millions)
Net income attributable to Graphic Packaging Holding Company	$276.9	$122.6	$146.6
Add (subtract):
Net (loss) income attributable to noncontrolling interests	(1.7)	(2.5)	0.1
Income tax (benefit) expense	(229.8)	82.5	67.4
Equity income of unconsolidated entities	(2.1)	(2.3)	(1.5)
Interest expense, net	144.9	111.1	101.9
Depreciation and amortization(a)	292.3	297.6	314.2

EBITDA	$480.5	$609.0	$628.7
Restructuring and other special charges	12.4	27.4	14.4
Loss on modification or extinguishment of debt	2.1	11.0	27.1
Goodwill impairment charge	96.3	—	—

Adjusted EBITDA	$591.3	$647.4	$670.2

(a)	Includes noncash pension amortization.

(3)	Net debt is a financial measure not calculated in accordance with GAAP. Net debt should be considered in addition to and should not be considered a substitute for or superior to measures of our financial position prepared in accordance with GAAP. In addition, our calculation of net debt may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate net debt in the same manner as we do. We define net debt as total debt minus cash and cash equivalents. The Company’s management believes that the presentation of net debt provides useful information to investors because this measure is an important measure that management uses in assessing the Company’s financial position.

	Fiscal Year Ended December 31,
	2011	2012	2013
	(In millions)
Short-term debt and current portion of long-term debt	$30.1	$79.8	$77.4
Long-term debt	2,335.7	2,253.5	2,176.2
Less:
Cash and cash equivalents	(271.8)	(51.5)	(52.2)

Net debt	$2,094.0	$2,281.8	$2,201.4

RISK FACTORS

You should consider carefully all of the information set forth or incorporated by reference in this prospectus supplement and, in particular, the risks described below as well as the risk factors set forth in our 2013 10-K before you decide to invest in our shares of common stock. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. The selected risks described below and in our 2013 10-K are not the only risks that may affect your investment. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on our common stock.

Unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and repurchasing our common stock out of legally available assets. Further, our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

In addition, any of our rights (including the rights of the holders of our common stock) to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained or may obtain guarantees from the subsidiaries. As a result, our common stock will be subordinated to our and our subsidiaries’ obligations and liabilities, including our liabilities under our credit facilities and outstanding notes.

Our ability to pay any dividends on our common stock may be limited and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not historically paid any dividends on our common stock. Our current financing arrangements limit our ability to pay cash dividends on our common stock and any other financing arrangements that we enter into in the future may contain similar restrictions. Even if any financing arrangements to which we are a party permit us to pay cash dividends, any determination to do so will be at the discretion of our board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, business opportunities, restrictions imposed by any of our financing arrangements, provisions of applicable law and any other factors that our board of directors determines are relevant at that point in time.

The market price and trading volume of our common stock has been and may continue to be volatile, which could cause the value of your investment to decline.

The market price and trading volume of our common stock has been subject to volatility and, in the future, the market price and trading volume of our common stock could fluctuate widely in response to numerous factors, many of which are beyond our control. During the period from January 1, 2010 to February 11, 2014, the price per share for our common stock fluctuated from a high of $10.26 per share to a low of $2.85 per share. In addition to factors contemplated by the risk factors discussed in this prospectus supplement, the accompanying prospectus and the other documents incorporated herein and therein by reference, the price and trading volume of our common stock may be affected by:

•	actual or anticipated variations in our operating results;

•	our earnings and financial performance;

•	changes in financial estimates or buy/sell recommendations by securities analysts;

•	our ability to implement business strategies, including productivity improvements and cost reduction plans;

•	our ability to integrate acquired businesses and achieve expected synergies from such acquisitions;

•	our ability to repay our debt;

•	our access to financial and capital markets;

•	the effect of this offering and other sales of substantial amounts of our common stock;

•	our dividend policy;

•	market conditions in our industry and the general state of the securities markets;

•	investor perceptions of us and the industry and markets in which we operate;

•	governmental legislation or regulation;

•	fluctuations in commodities prices;

•	currency and exchange rate fluctuations; and

•	general economic and market conditions, such as recessions.

If we, the selling stockholders or other significant stockholders sell an additional large number of shares of our common stock, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to issue equity securities in the future at a time and at a price that we deem appropriate. We, the selling stockholders, and the Coors Family Stockholders have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of the underwriter for a period of 45 days from the date of this prospectus supplement, subject to certain exceptions. In addition and pursuant to a registration rights agreement entered into with the selling stockholders and certain of our other stockholders, we have granted the selling stockholders and certain of our other stockholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended, which we refer to as the Securities Act, covering resales of our common stock held by them or to piggyback on a registration statement covering shares of common stock offered by the Company in certain circumstances. To the extent that such registration rights are exercised, the resulting sale of a substantial number of shares of our common stock into the market could cause the market price of our common stock to decline. The selling stockholders’ shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to certain additional restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end, the market price of our common stock could also decline if the holders sell them or are perceived by the market as intending to sell them.

The TPG Entities and the Coors Family Stockholders will continue to have significant influence over us, including in connection with decisions that require the approval of our stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

After giving effect to this offering, the TPG Entities and the Coors Family Stockholders are expected to beneficially own approximately 13.4% of our outstanding common stock. As a result, the TPG Entities and the Coors Family Stockholders potentially have the ability to influence the outcome of matters that require a vote of our stockholders, including the election of our board of directors and other corporate transactions, regardless of whether others believe that the transaction is in our best interests. The interests of the TPG Entities and the Coors Family Stockholders may not be fully aligned with interests of other stockholders and this could lead to a strategy that is not in the interests of other stockholders. The concentrated holdings of the TPG Entities and the Coors Family Stockholders may delay or deter possible changes in control of the Company, which may reduce the market price of our common stock, or may otherwise result in the Company either taking actions that our other stockholders do not support or failing to take actions that our other stockholders do support.

The issuance of shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue classes or series of preferred stock without any action on the part of our stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including the designation, preferences, limitations and relative rights over our common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of our common stock or the market price of the common stock could be adversely affected. As of the date of this prospectus supplement, we have no outstanding shares of preferred stock but we have 100 million authorized but unissued shares of preferred stock available for issuance.

Our certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

Provisions in our certificate of incorporation and by-laws, our stockholder rights plan and provisions of Delaware corporate law may delay, deter, prevent or render more difficult a takeover attempt which is not approved by our board of directors but which our stockholders might consider in their best interests. These provisions include:

•	authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•	a classified board of directors with staggered, three-year terms;

•	provisions giving the board of directors sole power to set the number of directors;

•	limitation on the ability of stockholders to remove directors;

•	prohibition on stockholders calling special meetings of stockholders;

•	exclusive forum provision requiring that certain lawsuits brought by our stockholders against us be filed in Delaware;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

•

requirement that the holders of at least 75% of outstanding common stock approve the amendment of our by-laws and provisions of our certificate of incorporation governing the classified board and the liability of directors.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. These provisions may also make it difficult for stockholders to replace or remove our management.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

MARKET PRICE FOR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “GPK.” The table below sets forth, for the periods indicated, the high and low sale prices for our common stock as reported by the New York Stock Exchange.

	High	Low
2014
First Quarter (through February 11, 2014)	$10.26	$9.10
2013
First Quarter	$7.88	$6.38
Second Quarter	8.12	7.14
Third Quarter	8.90	7.76
Fourth Quarter	9.63	8.05
2012
First Quarter	$5.76	$4.38
Second Quarter	5.67	4.51
Third Quarter	5.90	5.18
Fourth Quarter	6.69	5.51

The last reported sale price of our common stock on the NYSE on February 11, 2014 was $10.22 per share. As of February 10, 2014, there were 324,746,642 shares of common stock outstanding and we had 1,750 holders of record of our common stock.

We paid no cash dividends on our common stock in 2012, 2013, or 2014 (through the date of this prospectus supplement). The agreements governing our indebtedness limit our ability to pay dividends.

SELLING STOCKHOLDERS

The following table sets forth information as of February 10, 2014 with respect to the beneficial ownership of our common stock by the selling stockholders. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The selling stockholders are selling all of the shares in this offering.

For a discussion of certain relationships between us and the selling stockholders see “Certain Relationships and Related Transactions” in our Proxy Statement on Schedule 14A for the 2013 annual meeting of our stockholders, which section of the Proxy Statement is incorporated by reference into this prospectus supplement.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Entity	Number		Percent Before the Offering *	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percent After the Offering *
TPG Entities	39,393,264	(1)	12.13%	12,885,934	26,507,330	8.16%
TPG Bluegrass IV – AIV 1, L.P.	7,347,032		2.26%	2,403,288	4,943,744	1.52%
TPG Bluegrass IV – AIV 2, L.P.	12,349,601		3.80%	4,039,679	8,309,922	2.56%
TPG Bluegrass V – AIV 1, L.P.	7,132,703		2.20%	2,333,179	4,799,524	1.48%
TPG Bluegrass V – AIV 2, L.P.	12,472,571		3.84%	4,079,904	8,392,667	2.58%
TPG FOF V – A, L.P.	51,283		**	16,775	34,508	**
TPG FOF V – B, L.P.	40,074		**	13,109	26,965	**
CD&R Fund	8,557,033	(2)	2.63%	8,557,033	—	—
Old Town	8,557,033	(3)	2.63%	8,557,033	—	—
*	Based on 324,746,642 shares of common stock outstanding as of February 10, 2014.
**	Less than 1%.

(1)	The number of shares shown for the TPG Entities are owned by the entities listed in the table above in the amounts set forth opposite their names.

TPG GenPar IV Advisors, LLC (“GenPar IV Advisors”), a Delaware limited liability company, is the general partner of TPG GenPar IV, L.P., a Delaware limited partnership, which in turn is the sole general partner of each of TPG Bluegrass IV — AIV 1, L.P. and TPG Bluegrass IV — AIV 2, L.P. TPG GenPar V Advisors, LLC (“GenPar V Advisors”), a Delaware limited liability company, is the general partner of TPG GenPar V, L.P., a Delaware limited partnership, which in turn is the sole general partner of each of TPG Bluegrass V — AIV 1, L.P., TPG Bluegrass V — AIV 2, L.P., TPG FOF V — A, L.P. and TPG FOF V — B, L.P. The sole member of each of GenPar IV Advisors and GenPar V Advisors is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”). David Bonderman

and James G. Coulter are officers and sole shareholders of TPG Group Advisors and may therefore be deemed to be the beneficial owners of the shares held by the TPG Entities. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Entities except to the extent of their pecuniary interest therein. The address for each of TPG Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)

CD&R Associates V Limited Partnership (“Associates V”) is the general partner of the CD&R Fund and has the power to direct the CD&R Fund as to the voting and disposition of its shares of the Company’s common stock. CD&R Investment Associates II, Inc. (“Associates II”) is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CD&R Fund’s voting and disposition of shares. Associates II is controlled by a board of directors consisting of Kevin J. Conway and Donald J. Gogel, and its officers are Messrs. Conway and Gogel, along with Theresa A. Gore. The officers of Associates II are authorized and empowered, subject to the board of directors approval in certain circumstances, to act on behalf of Associates II and may be deemed to share beneficial ownership of the shares of Graphic common stock owned by the CD&R Fund. Investment and voting decisions with respect to shares held by the CD&R Fund are made by an investment committee of Associates II currently consisting of at least seven individuals (the “Investment Committee”). Each of Associates V, Associates II, the Investment Committee and the other persons named above expressly disclaims beneficial ownership of the shares owned by the CD&R Fund. The business address for each of the CD&R Fund, Associates V, Associates II and each of the other persons named above is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152.

(3)	Giovanni Agnelli e C.S.a.p.az., an Italian limited partnership, is deemed to control Old Town, S.A. (successor in interest to EXOR Group S.A.). The business address for Giovanni Agnelli e C.S.a.p.az.’s principal business and principal office is Via Nizza, 250, 10126, Turin, Italy. Giovanni Agnelli e C.S.a.p.az. is deemed to be controlled by members of the Agnelli family. The business address of Old Town S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any state, local, foreign or other U.S. federal tax consequences (such as U.S. gift tax consequences). Furthermore, this discussion does not consider all U.S. federal income tax consequences that may be relevant to a particular non-U.S. holder in light of the holder’s specific facts and circumstances or to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including banks, insurance companies, financial institutions, partnerships or other pass-through entities (or investors therein), holders of 10-percent or more of our common stock, U.S. expatriates, “controlled foreign corporations”, “passive foreign investment companies”, and shareholders of such corporations, dealers and traders in securities, or persons that hold our common stock as part of a straddle, hedge, or conversion transaction. This discussion is based on provisions of the Code, U.S. Treasury regulations promulgated thereunder, and judicial decisions and current administrative rulings and practice, all as in effect and available as of the date of this prospectus supplement, and all of which are subject to change or differing interpretation, possibly with retroactive effect, which could result in tax consequences different from those as discussed below. If you are considering buying our common stock, you should consult your own tax advisor about current and possible future U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock in your particular situation, as well as tax consequences arising under any state, local or foreign tax laws, any other U.S. federal tax laws, and any applicable tax treaty.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation organized under the laws of the U.S., any state thereof or the District of Columbia;

•	a partnership;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A modified definition of non-U.S. holder applies for U.S. federal estate tax purposes (as discussed below).

If an entity taxable as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Partnerships and their partners should consult their own tax advisors as to the tax consequences to them of the purchase, ownership and disposition of our common stock.

Distributions on our Common Stock

If distributions are paid on shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against and reduces your adjusted tax basis in our common stock to the extent the distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your adjusted tax basis in our common stock (determined on a share by share basis) will be treated as a gain from the sale or exchange of our common stock, the treatment of which is discussed below. Dividends paid to a non-U.S. holder that are not “effectively connected” with the conduct of a trade or business within the U.S. of the

non-U.S. holder will be subject to U.S. federal withholding tax at a 30-percent rate or, if an income tax treaty applies and certain certification requirements are satisfied (as described below), a lower rate specified by the treaty. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant tax treaty.

The U.S. federal withholding tax generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may establish its entitlement to the benefit of a reduced rate of withholding under such tax treaty by timely filing a properly completed Internal Revenue Service (“IRS”) Form W-8BEN (or a successor form) with us prior to the payment of a dividend. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Dividends paid on our common stock that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the U.S. are exempt from U.S. federal withholding tax if the non-U.S. holder timely furnishes to us or the applicable withholding agent a properly completed IRS Form W-8ECI (or successor form) containing the non-U.S. holder’s taxpayer identification number. However, dividends exempt from U.S. federal withholding tax because they are effectively connected with the conduct of a U.S. trade or business are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the U.S. (unless an applicable income tax treaty provides otherwise). In addition, if the non-U.S. holder is a foreign corporation, any effectively connected earnings and profits may, under certain circumstances, be subject to an additional U.S. “branch profits tax” at a 30-percent rate (or a lower rate if specified by an applicable tax treaty).

Gain on Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•

The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the U.S. In such a case, unless an applicable tax treaty provides otherwise, the non-U.S. holder generally will be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the U.S., and in the case of a foreign corporation, may also be subject to a U.S. 30% branch profits tax (or a lower rate if specified by an applicable tax treaty) on its effectively connected earnings and profits.

•

The non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to U.S. federal income tax at a flat 30-percent rate on the gain derived from the sale (or at a lower rate specified by an applicable tax treaty), which may be offset by certain U.S. capital losses realized in the taxable year of the sale or other disposition.

•

At any time during the shorter of the 5-year period ending on the date of the sale or other disposition of our stock or the period that the non-U.S. holder held our common stock, our company is classified as a “United States Real Property Holding Corporation” for U.S. federal income tax purposes and, if our common stock is treated as “regularly traded on an established securities market,” only if the non-U.S. holder owns or is treated as owning more than 5% of our common stock at any time within such period. A United States Real Property Holding Corporation is generally defined as a corporation the fair market value of whose real property interests equals or exceeds 50% of the total fair market value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets used or held for use in a trade or business. In such a case, any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply. We believe that we are not and do not currently anticipate becoming a United States Real Property Holding Corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to that holder and the tax, if any, withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty or other agreement, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding (at a rate of 28%) generally will not apply to payments of dividends on common stock provided the non-U.S. holder furnishes to us or the applicable withholding agent the required certification of its non-U.S. status (generally a IRS Form W-8BEN or IRS Form W-8ECI) and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined in the Code, or otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Amounts withheld under the backup withholding rules do not constitute an additional U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund is timely filed with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Accounting Tax Compliance Act

Under Sections 1471 through 1474 of the Code, the final Treasury regulations promulgated thereunder, and subsequent IRS administrative guidance (commonly referred to as “FATCA”), a U.S. withholding agent may be required to withhold 30% of any dividends paid after June 30, 2014 and the gross proceeds of a sale of our common stock paid after December 31, 2016 to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless such foreign entity agrees to comply with certain certification, reporting and withholding obligations (which may include entering into an agreement with the IRS), or otherwise satisfies the requirements of an applicable FATCA intergovernmental agreement. Non-U.S. holders should contact their own tax advisors regarding the particular consequences to them of the application of FATCA.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The foregoing discussion is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the purchase, ownership and disposition of our common stock, including the effect of any U.S. state, local, non-U.S. tax consequences or other applicable tax laws.

UNDERWRITING

The underwriter named below, the selling stockholders and the Company have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares of common stock indicated in the following table from the selling stockholders.

Underwriter	Number of Shares of Common Stock
Citigroup Global Markets Inc.	30,000,000

Total	30,000,000

The underwriter is committed to take and pay for all of the shares of common stock being offered, if any are taken.

The underwriter is purchasing the shares of common stock from the selling stockholders at $9.85 per share (representing $295,500,000 of aggregate proceeds to the selling stockholders). The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it may act as an agent or to whom it may sell as a principal. The offering of the shares of common stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The Company, the selling stockholders and the Coors Family Stockholders have agreed that they will not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock or, with respect to the Company, file any registration statement under the Securities Act in respect of, any shares of common stock or securities exchangeable for or convertible into shares of common stock (other than as contemplated by the underwriting agreement), without the prior written consent of the underwriter for a period of 45 days after the date of this prospectus supplement.

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter may close out any covered short position by purchasing shares of common stock in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company estimates that its portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The Company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

In the ordinary course of the underwriter’s and its affiliates’ various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriter and/or its affiliates are lenders and/or agents under our credit agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression of an offer of shares to the public in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell the shares of common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares of common stock would otherwise constitute a contravention of Section 19 of the FSMA by the Company;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the shares of common stock being offered has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the shares of common stock for resale in Australia within 12 months of the shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Chile

The shares of common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares of common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares of common stock in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered and sold in this offering will be passed upon for us by Alston & Bird LLP. Debevoise & Plimpton LLP is acting as counsel to the selling stockholders. Certain legal matters will be passed upon for the underwriter by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements of Graphic Packaging Holding Company appearing in Graphic Packaging Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.graphicpkg.com. The information contained on our website is not a part of this prospectus supplement.

We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2012 provided in our Proxy Statement on Schedule 14A filed on April 12, 2013;

•	Current Reports on Form 8-K filed with the SEC on May 23, 2013, July 23, 2013, and November 25, 2013; and

•

the description of our common stock set forth under the caption “Description of New Graphic Capital Stock” in the Company’s prospectus, which forms a part of the Company’s registration statement on Form S-4 filed with the SEC on August 31, 2007, as thereafter amended.

We also incorporate by reference into this prospectus supplement any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement or the offering is otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Graphic Packaging Holding Company

1500 Riveredge Parkway, Suite 100

Atlanta, GA 30328

(770) 240-7200

PROSPECTUS

GRAPHIC PACKAGING HOLDING COMPANY

Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities,

Warrants, Purchase Contracts and Units

GRAPHIC PACKAGING INTERNATIONAL, INC.

Debt Securities Guaranteed by Graphic Packaging Holding Company and Guarantees of Debt Securities

From time to time, we or selling stockholders may offer to sell the following securities:

Graphic Packaging Holding Company

Graphic Packaging Holding Company may offer and sell the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	guarantees of debt securities;

•	warrants to purchase common stock, preferred stock or debt securities;

•	purchase contracts; or

•	units.

Graphic Packaging International, Inc.

Graphic Packaging International, Inc. may offer and sell the following securities:

•	debt securities guaranteed by Graphic Packaging Holding Company; or

•	guarantees of debt securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. Supplements to this prospectus will describe the terms of any offering of these securities, including any underwriting arrangements. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the trading symbol “GPK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2011.

We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

In this prospectus, except as otherwise indicated, the terms “Company,” “we,” “us” or “our” mean Graphic Packaging Holding Company and all entities included in our consolidated financial statements. “GPHC” refers to Graphic Packaging Holding Company, “GPC” refers to Graphic Packaging Corporation, and “GPII” refers to Graphic Packaging International, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC’s offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.graphicpkg.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2010 (filed on March 8, 2011), including portions of our proxy statement for the 2011 annual meeting of stockholders to the extent specifically incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q filed on April 21, 2011 and July 28, 2011;

•	our Current Reports on Form 8-K filed on April 20, 2011, May 12, 2011 and May 23, 2011; and

•

the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 10, 2008 and any amendment or report filed for the purpose of updating that description.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067; telephone: (770) 644-3000.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements regarding our expectations, including, but not limited to, statements regarding cost savings from the Company’s continuous improvement programs, capital investment, depreciation and amortization, interest expense, net debt reduction, the availability of net operating losses to offset future taxable income, pension plan contributions and post-retirement healthcare benefit payments included or incorporated by reference in this prospectus constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained herein under “Item 1A., Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and other reports subsequently filed with the SEC.

OUR COMPANY

We are a leading provider of innovative packaging solutions for a wide variety of products to the global food, beverage and consumer products industries. We are the largest U.S. producer of folding cartons and we believe we are the only publicly traded company that has a majority of its sales derived from paperboard packaging. We are also the largest North American producer of coated unbleached kraft paperboard and coated recycled boxboard, which we use predominately for the internal production of our folding carton products. We also have leading U.S. market positions in multi-wall bags and heat transfer labels.

Our customers include some of the world’s most widely recognized companies who have well-known consumer brands. A majority of our sales are under multi-year contracts. For many of our beverage packaging customers, we provide proprietary packaging machines that pack bottles and cans into beverage carrier cartons. We also provide packaging machines and labels for other consumer products. These proprietary packaging systems help drive sales to our customers. We provide our customers with value-added packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low-cost paperboard mills and converting plants, proprietary carton and packaging designs and commitment to customer service.

We report our results in two business segments: paperboard packaging and flexible packaging.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment of short-term or long-term borrowings;

•	acquisitions of or investments in businesses or assets;

•	working capital; or

•	capital expenditures.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2010 are set forth below:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges(1)(2)	1.2x	1.4x	(3)	(3)	(3)

(1)

For purposes of calculating this ratio, “earnings” consists of income from continuing operations before income taxes and income from equity affiliates plus (a) fixed charges minus interest capitalized during the period, (b) distributed income from equity affiliates and (c) amortization of previously capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and an appropriate portion of rental expense representative of the interest factor.

(2)

Currently, we have no shares of preferred stock outstanding and thus have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preference dividends is not different from the ratio of earnings to fixed charges.

(3)	Earnings for the years ended 2008, 2007, and 2006 were inadequate to cover fixed charges by $64.1 million, $24.2 million, and $75.6 million respectively.

DESCRIPTION OF CAPITAL STOCK

Overview

Our restated certificate of incorporation authorizes 1 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. Approximately 389.2 million shares of our common stock are issued and outstanding as of August 31, 2011, and no shares of preferred stock are issued and outstanding.

The following descriptions of our capital stock and provisions of our restated certificate of incorporation and amended and restated by-laws are summaries of their material terms and provisions and are qualified by reference to the complete text of our certificate of incorporation and by-laws, which are incorporated by reference in their entirety and filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of our liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights and privileges of holders of our common stock will be subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further vote or action by our stockholders, to issue up to 100 million shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.

Our certificate of incorporation authorizes shares of preferred stock that may be designated Series A junior participating preferred stock in connection with our stockholder rights plan. See “—Stockholder Rights Plan” below.

Change of Control Related Provisions

A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law, or the DGCL, may make it more difficult for third parties to acquire control of us. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our board of directors, but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	discourage some types of transactions that may involve an actual or threatened change in control;

•	discourage certain tactics that may be used in proxy fights;

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Common Stock

There are currently outstanding approximately 389.2 million shares of our authorized common stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval, except as may be required by the rules or regulations of the New York Stock Exchange (“NYSE”) or other stock exchange on which our common stock may be listed. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Unissued Shares of Preferred Stock

Our certificate of incorporation grants our board of directors the authority, without any further vote or action by our stockholders, except as may be required by the rules or regulations of the NYSE or other stock exchange on which our common stock may be listed, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

Our certificate of incorporation and by-laws provide that our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered board structure. Under the DGCL, for companies like us with a classified board of directors, stockholders may remove directors only for cause. Vacancies (including a vacancy created by increasing the size of the board) in our board of directors may only be filled by a majority vote of our directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our certificate of incorporation and by-laws provide that the number of directors will be fixed and increased or decreased from time to time solely by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to us not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. A special meeting may only be called by our board of directors. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combination under Delaware Law

We are subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203, as currently in effect, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	before that date, the board of directors approved either the business combination or the transaction in which such stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the corporation’s outstanding voting stock which is not owned by the interested stockholder.

A “business combination”, as further defined by the DGCL, includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise described in the DGCL, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination, and (2) the affiliates and associates of any such person.

Certain stockholders that are members or affiliates of the Coors family (the “Coors Family Stockholders”) as well as certain investment partnerships organized by TPG Capital (the “TPG Entities”) that became stockholders as a result of the combination of the business of GPC with that of Altivity Packaging, LLC (the “Altivity Transaction”) and their respective affiliates or associates are not subject to the restrictions imposed by Section 203 because our board of directors approved the transactions, i.e., the business combinations, in which those stockholders became interested stockholders.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. The inclusion of this provision in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against our directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as an injunction or rescission of a transaction based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually and reasonably incurred in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies to actions brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation and, with regard to our officers, our by-laws provide that we will indemnify our current and former directors, as well as any person who has agreed to become a director, and officers to the fullest extent permitted by the DGCL. Under these provisions and subject to the DGCL, we are required to indemnify our directors and officers for all judgments, fines, settlements, liabilities, losses, ERISA excise taxes or penalties, legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves as a director, officer, employee or agent at our request, subject to various conditions, and to advance funds to our directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have met the applicable standard of conduct required by Delaware law to be indemnified.

Unless otherwise ordered by a court, any indemnification of a present or former director, officer or employee of the Company shall be made by us (and may be made by us in the case of an agent) upon a determination that indemnification of such person is proper because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. With respect to a person who is a director or officer at the time of such determination, such determination shall be made: (i) by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) by independent legal counsel in a written opinion if there are no such directors or if such directors so direct, or (iv) by our stockholders. The by-laws also specifically authorize us to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against certain liabilities.

Supermajority Voting Requirement for Amendment of Certain Provisions of Our Certificate of Incorporation and By-Laws

The provisions of our certificate of incorporation governing, among other things, our classified board of directors, the liability of directors and the elimination of the ability of stockholders to act by written consent, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Stockholder Rights Plan

We have adopted a stockholder rights plan under which each outstanding share of our common stock will be coupled with a stock purchase right. The description and terms of the rights can be found in a rights agreement between us and Wells Fargo Bank, N.A., as the rights agent. The following is a summary of the material provisions of the rights plan. This summary is qualified in its entirety by reference to the rights plan, which is attached as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference in its entirety. This summary may not contain all of the information about the rights plan which is important to you, and we encourage you to read the rights plan in its entirety.

The rights are currently attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights are transferable only with the common stock until a distribution date (as described below). Each right entitles the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock at an exercise price of $20.00, subject to adjustment. Each one one-thousandth of a share of Series A junior participating preferred stock will have economic and voting terms approximately equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

The rights are not exercisable until the distribution date and will expire at the close of business on March 10, 2018, unless earlier redeemed or exchanged by us. As soon as practicable after the distribution date, we would issue separate certificates representing the rights which would trade separately from the shares of our common stock. A distribution date would generally occur upon the earlier of:

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the tenth day after the first public announcement by or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

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the tenth business day after the commencement or first public announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

However, an acquiring person will not include us, any of our subsidiaries, any of our employee benefit plans or any person or entity acting under our employee benefit plans. In addition, an acquiring person will not include stockholders, including the Coors Family Stockholders and the TPG Entities, who beneficially owned 15% or more of our outstanding common stock immediately after the completion of the Altivity Transaction (referred to as “grandfathered persons,” provided that any such stockholder will cease to be a grandfathered person at such time when such stockholder beneficially owns less than 15% of our outstanding common stock).

If any person becomes an acquiring person, each right will represent, instead of the right to acquire one one-thousandth of a share of Series A junior participating preferred stock, the right to receive upon exercise a number of shares of common stock having a value equal to two times the purchase price of the right, subject to certain exceptions. All rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If at any time after a public announcement has been made or we have received notice that a person has become an acquiring person and:

•	We are acquired in a merger or other business combination and we are not the surviving corporation; or

•	50% or more of our assets, cash flow or earning power (taken as a whole with our subsidiaries) is sold or transferred;

each right, except rights that previously have been voided as described above, will represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

At any time until the earlier of (1) the time we become aware that a person has become an acquiring person or (2) March 10, 2018, we may redeem all the rights at a price of $0.001 per right. At any time after a person has become an acquiring person and before the acquisition by such person and its affiliates of 50% or more of the outstanding shares of our common stock, we may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right.

The purchase price of the rights, the number of thousandths of a share of Series A junior participating preferred stock and the amount of common stock, cash or other securities or property issuable upon exercise of, or exchange for, the rights, and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A junior participating preferred stock issuable upon exercise of a right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

Before the time that a person or group becomes an acquiring person, and subject to specified limitations, the rights agreement may be supplemented or amended by us and the rights agent, without the approval of the holders of the rights.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair our ability to represent stockholder interests. The rights will not prevent a takeover of us. However, the provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and/or may be favored by a majority of our stockholders.

Stockholders Agreement

The following is a summary of the material provisions of the stockholders agreement. This summary is qualified in its entirety by reference to the stockholders agreement, which is incorporated by reference in its entirety and is included as an exhibit to the registration statement of which this prospectus is a part. This summary may not contain all of the information about the stockholders agreement which is important to you, and we encourage you to read the stockholders agreement in its entirety.

Certain of our significant stockholders, including the Coors Family Stockholders, Clayton, Dubilier & Rice Fund V Limited Partnership (the “CDR Fund”), Old Town, S.A. (formerly known as EXOR Group S.A.) (“Old Town”), Field Holdings, Inc. and the TPG Entities, entered into the stockholders agreement in connection with the Altivity Transaction. The parties thereto have made certain agreements regarding matters further described below, that, among other things: (i) provides the covered stockholders certain rights to designate members of our board of directors and (ii) restricts the ability of the covered stockholders to transfer their shares of our common stock.

Designation Rights

The stockholders agreement provides that each of the Coors Family Stockholders, the CDR Fund, Old Town and the TPG Entities will have the right, subject to requirements related to stock ownership, to designate a certain number of individuals for nomination for election to our board of directors as described below. Each of the Coors Family Stockholders, the CDR Fund and Old Town is entitled to designate one individual for nomination for election to the board for so long as each such stockholder owns at least 3% of the fully diluted shares of our common stock.

The TPG Entities, as a group, are entitled to designate the following number of individuals for nomination for election to our board of directors for so long as they meet the requirements related to stock ownership specified below:

•	three individuals for so long as the TPG Entities own at least 20% of our fully diluted shares common stock in the aggregate;

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two individuals for so long as the TPG Entities own at least the lesser of (i) 16% of our fully diluted shares common stock in the aggregate or (ii) the percentage of our common stock then held by the Coors Family Stockholders, so long as that percentage is not less than 10%; and

•	one individual for so long as the TPG Entities own at least 3% of the fully diluted outstanding shares of our common stock.

The stockholders agreement further provides that each of our other directors, not designated in the manner described above, will be independent directors, as described below, designated for nomination by the nominating and corporate governance committee of our board.

Pursuant to the stockholders agreement, at each meeting of our stockholders at which directors are to be elected, we will recommend that our stockholders elect to the board of directors the designees of the individuals designated by the Coors Family Stockholders, the CDR Fund, Old Town and the TPG Entities. In addition, our then serving Chief Executive Officer shall be nominated for election to the board.

In the event that the Coors Family Stockholders, the CDR Fund, Old Town or the TPG Entities lose the right to designate a person to the board, such designee will resign immediately upon receiving notice from the nominating and corporate governance committee that it has identified a replacement director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the board. The board seat formerly occupied by such designee shall become a seat for an additional independent director to be selected solely by the nominating and corporate governance committee or the board may determine to reduce its size by the number of vacated board seats.

An “independent director” is a director who: (i) is not an officer or employee of the Company or any of its affiliates, (ii) is not an officer or employee of any covered stockholder or, if such covered stockholder is a trust, a direct or indirect beneficiary of such trust and (iii) meets the standards of independence under applicable law and the requirements applicable to companies listed on the NYSE.

Agreement to Vote for Directors; Vacancies

Each covered stockholder is obligated to vote all of the shares owned by such covered stockholder in favor of the CEO director and each of the parties’ designees to the board, and to take all other steps within such covered stockholder’s power to ensure that the composition of the board is as contemplated by the stockholders agreement.

As long as the Coors Family Stockholders, the CDR Fund, Old Town or the TPG Entities, as the case may be, has the right to designate a person for nomination for election to the board, at any time at which the seat occupied by such party’s designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining directors an individual to fill such vacancy and to serve as a director. We, along with each of the covered stockholders, have agreed to take such actions as will result in the appointment to the board as soon as practicable of any individual so designated by the Coors Family Representative, the CDR Fund, Old Town or the TPG Entities.

At any time at which a vacancy is created on the board as a result of the death, disability, retirement, resignation, removal or otherwise of one of the independent directors before the expiration of his or her term as director, the nominating and corporate governance committee will notify the board of a replacement who is an independent director. We, along with and the covered stockholders has agreed to take such actions as will result in the appointment of such replacement to the board as soon as practicable.

Actions of the Board of Directors; Affiliate Agreements

The stockholders agreement provides that actions of the board will require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting at which a quorum is present, or the unanimous written consent of the board, except that a board decision regarding the merger, consolidation or sale of substantially all our assets will require the affirmative vote of a majority of the directors then in office. In addition, a decision by us to enter into, modify or terminate any agreement with an affiliate of the Coors Family Stockholders, the CDR Fund, Old Town or the TPG Entities will require the affirmative vote of a majority of the directors not nominated by a covered stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Committees of the Board of Directors

The stockholders agreement provides for the board to have an audit committee, a compensation and benefits committee and a nominating and corporate governance committee as follows:

•	the audit committee will have at least three members, each of whom will be an independent director;

•	the compensation and benefits committee will have three members, each of whom will be an independent director;

•

the nominating and corporate governance committee will have five members, consisting of the directors designated by the Coors Family Stockholders, the CDR Fund, Old Town and two of the directors designated by the TPG Entities, plus in certain circumstances, a non-voting chairman.

The rights described above of each of the covered stockholders to have its director designee sit as a member of board committees will cease at such time as such stockholder holds less than 3% of the fully diluted shares of our common stock, and in the case of the two TPG Entities’ designees on the nominating and corporate governance committee, one such designee shall resign from the committee at such time as the TPG Entities have the right to designate only one director for nomination for election to the board. Our board of directors will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent directors. The stockholders agreement prohibits the board from forming an executive committee.

Transfer Restrictions

The covered stockholders are restricted from transferring their shares, except:

•	to us or in a transaction approved by the our board of directors;

•	to certain affiliated permitted transferees that agree to be bound by the stockholders agreement;

•	pursuant to a public offering; or

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pursuant to a transfer made in accordance with Rule 144 of the Securities Act or that is exempt from the registration requirements of the Securities Act, to any person so long as such transferee would not own in excess of 5% of the fully diluted shares of our common stock.

Term of Stockholders Agreement

The stockholders agreement will terminate under the following circumstances:

•	by the unanimous consent of us and the covered stockholders;

•	with respect to any covered stockholder, at such time as such covered stockholder holds less than 3% of the fully diluted shares of our common stock;

•	at such time as no more than one of the covered stockholders holds more than 3% of the fully diluted shares of our common stock;

•	at such time as approved by each of the covered stockholders who holds in excess of 3% of the fully diluted shares of our common stock; or

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upon the fifth anniversary of the effective date of the stockholders agreement; provided, however, that the confidentiality provisions of the stockholders agreement shall survive for one year following the termination of the stockholders agreement.

Registration Rights

As of August 31, 2011, the holders of an aggregate of 254.2 million shares of our common stock are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities.

The holders of registrable securities possess certain registration rights pursuant to the terms of a registration rights agreement, dated as of July 9, 2007, by and among us, the Coors Family Stockholders, Old Town, the CDR Fund, the TPG Entities and certain other stockholders. The registration rights agreement provides, in part, that if we determine to register any of our securities under the Securities Act, these holders are entitled to written notice of the registration and are entitled to include all or portion of their registrable shares in the registration, subject to certain limitations. In addition, these holders will have the right to require us to file a registration statement under the Securities Act to register all or any part of the registrable securities held by such holders, subject to certain conditions and limitations.

This is not a complete description of the registration rights agreement and is qualified by the full text of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Listing

Our common stock is listed on the NYSE under the ticker symbol “GPK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. Our debt securities may be issued from time to time in one or more series. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

Debt securities may be issued either by GPHC or GPII. When describing any debt securities, references to “we”, “us” and “our” refer to the issuer of those debt securities.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, as Senior Indenture Trustee (the “senior indenture”). The subordinated debt securities will be issued under an indenture between us and U.S. Bank National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities that may be issued under the applicable indenture, and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect of which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal amount of the debt securities is payable;

•

the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

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the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at the issuing company’s option or the option of the holder of such debt securities;

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the obligation, if any, of the issuing company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

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in the case of debt securities issued by GPHC, provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or GPHC, as the case may be, for or into new securities of a different series, GPHC’s common stock or other securities;

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if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

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if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the issuing company or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

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if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•

provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

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the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, on each interest payment date, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

The payment obligations of GPHC under any series of debt securities may be guaranteed by one or more of GPHC’s direct or indirect subsidiaries, including GPC, GPII or by other persons. The payment obligations of GPII under any series of debt security will be guaranteed fully and unconditionally by GPHC, and may be guaranteed by one or more of GPHC’s other direct or indirect subsidiaries or by other persons. If a series of debt securities is so guaranteed, the guarantors will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The subordinated debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, GPHC is a holding company with no material business operations. GPHC’s ability to service its indebtedness and other obligations is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment to GPHC of such earnings or cash flows. In addition, certain indebtedness of GPHC’s subsidiaries contains, and future agreements relating to any indebtedness of its subsidiaries may contain, significant restrictions on the ability of its subsidiaries to pay dividends or otherwise make distributions to us.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of the issuing company and will rank equally with the issuing company’s other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations and the any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above, in each case, that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Consolidation, Merger, Conveyance or Transfer on Certain Terms

Except as described in the applicable prospectus supplement relating to such debt securities, we will not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

(1)

the entity formed by such consolidation or into which we are merged or the entity that acquires by conveyance or transfer our properties and assets substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on our part to be performed or observed;

(2)

immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3)

we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the requirements set forth in paragraphs (1) and (2) above and that all conditions precedent relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of our properties and assets substantially as an entirety as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of ours under the applicable indenture with the same effect as if such successor had been named in the applicable indenture. In the event of any such conveyance or transfer, we, as the predecessor, shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Certain Covenants

Any covenants pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933 (the “Securities Act”), as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person, and any partnership, association, joint venture or other entity in which such person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that we, at our option,

(a)

will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(b)

need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case, if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33-1/3% in aggregate principal amount of the outstanding debt securities of such series (or 33-1/3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indentures as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

•

default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•

default for 90 days after written notice to us by the Trustee thereunder or by holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•

certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the prospectus supplement relating to the debt securities, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1)

to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of our or the guarantor’s obligations under the applicable indenture and the debt securities of any series;

(2)

to add to our covenants or those of any guarantor, if any, or to surrender any of our rights or powers or those of any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3)

to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4)

to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5)

to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6)

to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7)	to provide any additional Events of Default;

(8)

to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9)	to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10)	to secure any series of debt securities;

(11)	to add guarantees in respect of any series or all of the debt securities;

(12)	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the TIA; and

(13)	to make any other change that does not adversely affect the rights of the holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3) or (5) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the prospectus supplement relating to such series of debt securities, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

•

change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

•

reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•

modify any of the provisions of the applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers; or

•

impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture will provide that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

The Trustee

U.S. Bank National Association is the Trustee under each indenture. The Trustee and its affiliates may also provide banking, trustee and other services for, and transact other banking business with, us in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of common stock, preferred stock, or debt securities. Warrants may be issued independently or together with common stock, preferred stock, or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, government securities, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement filed with the Commission. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholders, the amount of securities to be registered and sold and any other terms of the securities being sold by the selling stockholders.

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters’ counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Graphic Packaging Holding Company appearing in Graphic Packaging Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.